Exhibit 19.1
CARVANA CO.

SECURITIES TRADING POLICY
PURPOSE
This Securities Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Carvana Co. (“Carvana”) and the handling of confidential information about Carvana and the companies with which Carvana does business. Carvana’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material non-public information about a company from: (i) trading in securities of that company; or (ii) providing material non-public information to other persons who may trade on the basis of that information. Regulators have adopted sophisticated surveillance techniques to identify insider trading transactions, and it is important to Carvana to avoid even the appearance of impropriety.
PERSONS SUBJECT TO THE POLICY
This Policy applies to all directors, officers and employees of Carvana and its subsidiaries. The General Counsel may also determine and designate other persons to be subject to this Policy, such as contractors or consultants who have access to material non-public information. This Policy also applies to Family Members and Controlled Entities, each as defined below. All of the aforementioned covered by this Policy are collectively referred to as “Carvana Personnel.”
TRANSACTIONS SUBJECT TO THE POLICY
Transactions subject to this Policy include, among other transactions, purchases, sales, bona-fide gifts and other acquisitions or dispositions of securities.
Carvana and Carvana Securities: This Policy applies to transactions in Carvana’s securities (collectively referred to in this Policy as “Carvana Securities”), including Carvana’s Class A common stock, units in Carvana Group, LLC, options to purchase shares of Class A common stock, or any other type of securities that Carvana may issue, including (but not limited to) preferred stock, convertible debentures and convertible bonds and warrants, as well as derivative securities that are not issued by Carvana, such as exchange-traded put or call options or swaps relating to Carvana Securities.
Other Company Securities: In the ordinary course of doing business, Carvana Personnel may come into possession of material non-public information about Carvana’s customers, suppliers, business partners or other companies with which Carvana does business or may learn of material non-public information about a company that is involved in a potential transaction or business relationship with Carvana. In addition, material non-public information about Carvana could affect, directly or indirectly, the price of the securities of other, similarly situated, companies whether or not Carvana does business with such companies (“Economically Linked Companies”). Such material non-public information may include, among other things, information regarding mergers, acquisitions, divestitures, renewals or terminations of significant contracts or other arrangements. This Policy also applies to transactions in the securities of these other companies. As a result, you are prohibited from trading in the securities of such other companies, whether or not Carvana does business with them, while aware of material non-public information about Carvana or such other companies. You are also prohibited from communicating such information to any other person for such use.
INDIVIDUAL RESPONSIBILITY
Carvana Personnel have ethical and legal obligations to maintain the confidentiality of information about Carvana and to not engage in transactions in Carvana Securities, securities of other companies with which Carvana does business, or Economically Linked Companies while in possession of material non-public information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Family Member or Controlled Entity also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of Carvana, the General Counsel or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Carvana for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
STATEMENT OF POLICY
It is Carvana’s policy that no Carvana Personnel who is aware of material non-public information relating to Carvana, other entities with which Carvana does business, or Economically Linked Companies, may, directly, or indirectly through Family Members or Controlled Entities:
1.Engage in transactions in Carvana Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans and Others” and “Rule 10b5-1 Plans;”
2.Engage in transactions in the securities of other companies with which Carvana does business or Economically Linked Companies while in possession of material non-public information;
3.Recommend the purchase or sale of any Carvana Securities, securities of other companies with which Carvana does business, or Economically Linked Companies while in possession of material non-public information;
4.Disclose material non-public information to persons within Carvana whose jobs do not require them to have that information, or outside of Carvana to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with Carvana’s policies regarding the protection or authorized external disclosure of information; or
5.Assist anyone engaged in the above activities.
All Carvana Personnel must maintain all material non-public information about Carvana in strict confidence, and should not communicate such information to any person unless the person has a need to know the information for legitimate reasons related to Carvana’s business. Similarly, participating in discussion about material non-public information online, including via social media, is prohibited. Please see Carvana’s External Communications and Social Media Policy for additional information on the protection of confidential or non-public information when engaging online. This prohibition applies to inquiries about Carvana from the press, investment analysts or others in the financial community. It is important that all such communications on behalf of Carvana be made only through authorized individuals. This confidentiality obligation also applies to information regarding other business partners and entities that Carvana Personnel obtain in the course of their service to or employment with Carvana.
There are no exceptions to this Policy other than as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or de minimis transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve Carvana’s reputation for adhering to the highest standards of conduct.
It is also the policy of Carvana that Carvana will not engage in transactions in Carvana Securities, securities of other companies with which Carvana does business, or Economically Linked Companies, while aware of material nonpublic information relating to Carvana, Carvana Securities, or such other companies and their securities.
DEFINITION OF MATERIAL NON-PUBLIC INFORMATION
Material Information: Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the price of a company’s securities, whether it is positive or negative, or whether it is with respect to Carvana, other companies with which Carvana does business, or Economically Linked Companies, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Projections of key operating metrics (e.g., the number of cars sold in a given period), future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•Changes in relationships with significant customers, suppliers or industry partners;
•Proposals, agreements or news regarding a pending or proposed merger, acquisition or tender offer, joint venture, divestiture, significant acquisition or disposition of a significant assets or the disposition of a subsidiary or industry consolidation;
•Development of a significant new product, process, or service;
•Bank borrowings or other financing transactions out of the ordinary course;

•Calls, redemptions, repurchases or exchanges of Carvana Securities, including the establishment of a repurchase program for Carvana Securities;
•A change in management or other significant personnel;
•Pending or threatened significant litigation, or the resolution of such litigation; and
•Significant cybersecurity incidents.
If you are unsure whether information is material, you should either consult Carvana’s legal department before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates, or assume that the information is material.
Non-public Information: Information that has not been disclosed to the public is generally considered to be non-public information. Information generally would be considered disclosed to the public if it has been announced through newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the U.S. Securities and Exchange Commission (“SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to Carvana Personnel, or if it is only available to a select group of analysts, brokers and institutional investors.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the public until after the first full trading session of the New York Stock Exchange following the day on which the information is released. For example, assuming the New York Stock Exchange is open each applicable day, if Carvana were to make an announcement before the market opens on a Monday, you should not trade in Carvana Securities until Tuesday, and if Carvana were to make an announcement after the market closes on a Monday, you should not trade in Carvana Securities until Wednesday.
TRANSACTIONS BY FAMILY MEMBERS AND OTHERS
This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Carvana Securities, securities of other companies with which Carvana does business, or Economically Linked Companies are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade (collectively referred to as “Family Members”). Carvana Personnel are responsible for the transactions of Family Members and therefore should make them aware of the need to confer with you before they trade in Carvana Securities or securities of other companies with which Carvana does business or Economically Linked Companies, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were made by you. This Policy does not, however, apply to personal securities transactions of Family Members where the decision to transact is made by a third party not controlled by, influenced by or related to you or your Family Members.
TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL
This Policy applies to any entities under Carvana Personnel influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and you should treat transactions by these Controlled Entities for the purposes of this Policy and applicable securities laws as if they were made by you.
TRANSACTIONS UNDER COMPANY PLANS AND OTHERS
This Policy does not apply in the case of the following transactions, except as specifically noted:
1.Stock Option Exercises: This Policy does not apply to the exercise of an employee stock option acquired pursuant to Carvana’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have Carvana withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.Restricted Stock and Restricted Stock Unit Awards: This Policy does not apply to the vesting of restricted stock or restricted stock units or the exercise of a tax withholding right pursuant to which a person has elected to have Carvana withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. The Policy does apply, however, to any market sale of restricted stock or restricted stock units upon vesting.
3. 401(k) Plan: This Policy does not apply to purchases of Carvana Securities in Carvana’s 401(k) plan(s) resulting from your contributions to the plan(s) pursuant to payroll deductions. This Policy does apply, however, to certain elections you may make under the 401(k) plan(s), including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to Carvana stock; (b) an election to make an intra-plan transfer of an existing account balance into or out of Carvana stock; (c) an election to borrow money against your 401(k) plan(s) account if the loan will result in a liquidation of some or all of your Carvana stock; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to Carvana stock.
4.Employee Stock Purchase Plan: This Policy does not apply to purchases of Carvana Securities in the employee stock purchase plan (the “ESPP”) resulting from your periodic contribution of money to the ESPP pursuant to the election you made at the time of your enrollment in the ESPP, nor does it apply to your initial election to participate in the ESPP. However, this Policy does apply to sales of Carvana Securities purchased pursuant to the ESPP.
5.Mutual Funds: Transactions in portfolio products, including mutual funds or index funds where Carvana Securities are not a significant portion are not transactions subject to this Policy.
SPECIAL AND PROHIBITED TRANSACTIONS
Carvana has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is Carvana’s policy that Carvana Personnel may not engage in any of the following transactions:
Restricted Securities: Carvana may prohibit certain Carvana Personnel and their Family Members and Controlled Entities (collectively, the “Restricted Group”) from trading in securities of another company (each, a “Restricted Security”) if the General Counsel determines that, based on its relationship with or ownership interest in such other company, certain Carvana Personnel are or are likely to be in possession of material non-public information with regard to such company. The Restricted Securities and Restricted Group shall be set forth on a list (the “Restricted List”) maintained by Carvana’s legal department. If you are a member of the Restricted Group, you will be notified of such designation and of the Restricted List, including any changes thereto.
Asset-Backed Securities: Carvana Personnel are prohibited from trading in any securities issued in a Carvana-sponsored asset backed securitization.
Debt Securities: Carvana Personnel are prohibited from trading in Carvana debt securities (e.g. senior notes, senior secured notes, convertible notes and the like) without prior authorization from the General Counsel (or his or her designee).
Derivatives: Transactions in put options, call options or other derivative securities, whether over-the-counter, on an exchange or in any other organized market, are prohibited by this Policy.
Short Sales: Short sales of Carvana Securities are prohibited.
Short-Term Trading: Members of the Board and any officer (a “Section 16 Officer”), as defined by Rule 16a-1 of the Securities Exchange Act of 1934 (the “Exchange Act”) who purchase Carvana Securities in the open market are prohibited from selling any Carvana Securities of the same class during the six months following the purchase (or vice versa) without prior authorization from the General Counsel (or his or her designee).
Hedging Transactions: Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions are prohibited.
Margin Accounts and Pledged Securities: Members of the Designated Group are prohibited from holding Carvana Securities in a margin account or otherwise pledging Carvana Securities as collateral for a loan.
Exceptions to this prohibition may be granted where members of the Designated Group demonstrate the financial capacity to repay any loan or meet a margin call without a related transaction of Carvana Securities or are otherwise approved subject to the General Counsel’s discretion. Members of the Designated Group who wish to pledge Carvana Securities as collateral for a loan or purchase Carvana Securities on margin must submit a written request for approval to the General Counsel at least two weeks prior to the proposed execution of any such transaction. Notwithstanding the foregoing, Carvana Personnel, including members of the Designated Group, are prohibited from selling Carvana Securities under a margin call, pledge additional collateral to avoid the sale of Carvana Securities under a margin call or execute a pledge if they are in possession of material non-public information.
Standing and Limit Orders: Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material non-public information. Carvana therefore discourages placing standing or limit orders on Carvana Securities. If any Carvana Personnel determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Pre-Clearance and Blackouts.” Standing orders (except under approved Rule 10b5-1 Plans) that have not been executed at the start of a blackout period should be cancelled prior thereto.
PRE-CLEARANCE AND BLACKOUTS
Carvana has established additional procedures in order to facilitate the administration of this Policy, compliance with laws prohibiting insider trading, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.
Pre-Clearance Procedures: The following individuals, as well as the Family Members and Controlled Entities of such persons (collectively, the “Designated Group”), may not engage in any transaction in Carvana Securities without first obtaining pre-clearance of the transaction.
•Members of Carvana’s Board;
•Director level or higher employees;
•All current employees in the Legal (excluding employees in Safe & Secure and Corporate Risk), Finance, Accounting, Quantitative Marketing, and Financial Planning and Analysis teams; and
•All other individuals as designated by Carvana’s General Counsel (or his or her designee) as being subject to these procedures.
The General Counsel (or his or her designee) is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a member of the Designated Group seeks pre-clearance and permission to engage in the transaction is denied or revoked, then they should refrain from initiating any transaction in Carvana Securities, and should not inform any other person of the restriction.

All trades must be effected within five business days of receipt of pre-clearance. A person who has not effected a transaction within the time limit may not engage in such transaction without again obtaining pre-clearance of the transaction.
Trading During “Open Window” Periods: Carvana Personnel may not conduct any transactions involving Carvana Securities (other than as specified by this Policy), except during an open window period (the “Open Window”). Each Open Window typically begins after at least one full trading session on the New York Stock Exchange after the date on which Carvana releases its earnings to the public for the immediately preceding fiscal period and ends when the market closes on the 15th day of the third month of each fiscal quarter. Assuming the New York Stock Exchange is open each day, if earnings are released before the market opens on a Wednesday, the first acceptable day of trading would be Thursday, and if earnings are released after the market closes on a Wednesday, the first acceptable day of trading would be Friday. The General Counsel has discretion to determine the length of each trading window and may authorize Open Windows at other appropriate times (e.g., in the event Carvana conducts an offering or other action that results in public disclosure of significant amounts of material non-public information). Family Members and Controlled Entities are also prohibited from trading in Carvana Securities outside of Open Windows.
Any time outside of the Open Window periods and during which trading in Carvana Securities is prohibited is generally referred to as a “blackout period.”

Event-Specific Blackout Periods:
•From time to time, an event may occur that is material to Carvana or to companies on the Restricted List and is known by only a few directors, officers and/or employees, such as planned mergers, acquisitions, dispositions, product launches, partnerships, or cybersecurity incidents. So long as the event remains material and non-public, the persons designated by the General Counsel (or his or her designee) may not trade Carvana Securities or Restricted Securities.
•In addition, Carvana’s financial results or projected financial results may be known sufficiently early in a particular fiscal quarter that, in the judgment of the General Counsel, designated persons should refrain from trading in Carvana Securities even sooner than the typical blackout period described above.
In the foregoing situations, the legal department may notify these persons that they should not trade in Carvana Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a blackout period will not be announced to Carvana Personnel as a whole, and should not be communicated to any other person. Even if the General Counsel (or his or her designee) has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material non-public information.
Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Under Company Plans and Others.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”
RULE 10B5-1 PLANS
Rule 10b5-1 under the Exchange Act provides an affirmative defense to insider trading allegations under federal law. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Carvana Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Carvana Securities may be purchased or sold without regard to certain insider trading restrictions described in this Policy. Unless specifically authorized by the General Counsel (or his or her designee), a Rule 10b5-1 Plan must be entered into or amended during an open trading window and Rule 10b5-1 Plans must always be entered into or amended at a time when you are not aware of material non-public information about Carvana or Carvana Securities. Once the plan is adopted, you may not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
Any new or amended Rule 10b5-1 Plan must be submitted for approval by the General Counsel (or his or her designee, if applicable) prior to entry into the Rule 10b5-1 Plan and meet the requirements of Rule 10b5-1. The General Counsel may delegate approval authority for Rule 10b5-1 Plans for individuals that are not subject to Section 16 of the Exchange Act. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan is required.
The first trade under any new or materially modified Rule 10b5-1 Plan is subject to the following “Cooling-Off Period”:
•The first trade under any Rule 10b5-1 Plan entered into by a member of the Board or a Section 16 Officer cannot occur until the later of:
(a) ninety (90) days after the adoption or modification of the Rule 10b5-1 Plan, or
(b) two business days following the disclosure of Carvana’s financial results in a Quarterly Report on Form 10-Q or Annual Report on Form 10-K for the completed fiscal quarter in which the plan was adopted (but in any event, not to exceed 120 days after the adoption of the Rule 10b5-1 Plan).
•The first trade under any Rule 10b5-1 Plan entered into by any other Carvana Personnel cannot occur until thirty (30) days after the adoption or modification of the Rule 10b5-1 Plan.
Directors and officers must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material non-public information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. Anyone entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.
You may not have more than one Rule 10b5-1 Plan outstanding at the same time, except in limited circumstances pursuant to Rule 10b5-1 and subject, in all cases, to pre-approval by the General Counsel (or his or her designee).
Note that Carvana will be required to make certain quarterly disclosures, in accordance with Rule 10b5-1, regarding any adoption, modification or termination of a 10b5-1 Plan by a member of the Board or Section 16 Officer and disclose certain material terms of each 10b5-1 Plan, including the name and title of the person entering into a 10b5-1 Plan and the total amount of securities to be purchased or sold under the 10b5-1 Plan.

PRE-TRANSACTION NOTIFICATION AND FORM 144 REPORTS
Members of the Board and executive officers are required to file a Form 144 with the SEC before making an open market sale of Carvana Securities. Form 144 notifies the SEC of an individual’s intent to sell Carvana Securities. Often prepared and filed by a broker pursuant to a previously executed limited power of attorney, this form and its timely filing is each individual’s personal responsibility and is in addition to the Section 16 reports (Form 4 and Form 5).
POST-TRANSACTION NOTIFICATION
Section 16(a) of the Exchange Act requires that certain transactions by members of the Board and Section 16 Officers be reported on Form 4s filed with the SEC within two business days following the date of the transaction. All members of the Board and Section 16 Officers must report the details of any transaction in Carvana Securities to the General Counsel (or his or her designee) before the close of business on the date the transaction occurred. This includes all purchases, sales, and transfers by gift or otherwise, trades pursuant to approved Rule 10b5-1 Plans, and option exercises.
TRANSACTIONS AFTER TERMINATION OF EMPLOYMENT OR SERVICE
This Policy continues to apply to transactions in Carvana Securities and Restricted Securities by all Carvana Personnel even after termination of service to Carvana. If you are in possession of material non-public information when your service terminates, you may not trade in Carvana Securities or Restricted Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Pre-Clearance and Blackouts” above, however, will cease to apply to transactions in Carvana Securities upon the expiration of any blackout period or other Carvana-imposed trading restrictions applicable at the time of the termination of service.
CONSEQUENCES OF VIOLATIONS
The purchase or sale of securities while aware of material non-public information, or the disclosure of material non-public information to others who then trade in possession of such information, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as the laws of foreign jurisdictions.
Punishment for insider trading violations is severe, and could include, for individuals who trade on material non-public information (or tip such information to others) civil penalties up to three times the profit gained or loss avoided, significant criminal fines, and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, regardless of whether the employee’s failure to comply results in a violation of law or external proceedings. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish Carvana’s reputation, harm Carvana’s stock price, as well as tarnish a person’s reputation and irreparably damage a career.

COMPANY ASSISTANCE
Any person who has a question or concern about this Policy or its application to any proposed transaction may obtain additional guidance from Carvana’s legal team, who can be reached by e-mail at preclearance@carvana.com. As part of Carvana’s mission to operate ethically and to support a culture of integrity, Carvana also provides additional avenues to submit concerns, questions or report situations you know, or suspect in good faith, may violate legal or regulatory obligations or company policies and procedures. These reports will be treated confidentially, and can be submitted anonymously. You may also reach out to your supervisor, People Operations or either of the following:
Carvana Integrity Line: 800-683-0084 or access the web based reporting form.